GINTEL ASSET MANAGEMENT, INC.
                                  GINTEL & CO.
                                       and
                                   GINTEL FUND
                                 CODE OF ETHICS
                         (As Amended March 4, 1995, June
                 20, 1995, February 17, 1996 and March 23, 2001)

            WHEREAS, GINTEL ASSET MANAGEMENT, INC. (the "Adviser") provides investment advisory services to investment companies and other clients; and

            WHEREAS, Gintel & Co. provides distribution services to Gintel Fund (the "Fund") and provides brokerage services to the Fund and to other clients, including accounts of the Adviser; and

            WHEREAS, the investment advisory business involves decisions and information which may have at least a temporary impact on the market price of securities, thus creating a potential for conflicts of interest between the persons engaged in such business and their clients; and

            WHEREAS, the Adviser has a fiduciary relationship with respect to each portfolio under management and the interests of the client accounts and of the shareholders of the Fund must take precedence over the personal interests of the employees of the Adviser, thus requiring a rigid adherence to the highest standards of conduct by such employees;

            WHEREAS, every practical step must be taken to ensure that no intentional or inadvertent action is taken by an employee of the Adviser which is, or appears to be, adverse to the interests of the Adviser or any of its client accounts, including the defining of standards of behavior for such employees, while at the same time avoiding unnecessary interference with the privacy or personal freedom of such employees; and

            WHEREAS, the Fund is an open end management investment company, registered under the Investment Company Act of 1940 (the "1940 Act"); and

            WHEREAS, Gintel & Co., the Adviser and the Fund adopted a Code of Ethics ("the Code") and each now deems it advisable to update and revise said Code; and

            WHEREAS, the Fund is managed by the Adviser;

            NOW, THEREFORE, the Boards of Directors of the Adviser and Gintel & Co. and the Board of Trustees of the Fund hereby adopt the following revised Code pursuant to the provisions of Rule 17j-1 under the 1940 Act.

I.    Applicability

            Unless otherwise indicated, the term "employee" as used herein means: (i) all officers, directors, partners, registered representatives including "investment persons", "portfolio managers" and "access persons", as defined in the rules and procedures ("Procedures") adopted

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hereunder, of the Adviser and Gintel & Co. and its affiliates and wholly owned and indirect subsidiaries, if any, and (ii) officers, directors and partners (who maintain offices at the Adviser and or Gintel & Co.) and employees who have an active part in the management, portfolio selection, underwriting or shareholder functions with respect to the Adviser's investment company clients or provide one or more similar services for non-investment company clients.

II.   Interpretation and Enforcement

            The Chief Executive Officer of the Adviser and Gintel & Co. shall appoint a Code of Ethics Compliance Officer (the "Compliance Officer"). The Compliance Officer shall have the responsibility for interpreting the provisions of the Code, for adopting and implementing Procedures for the enforcement of the provisions of the Code, and for determining whether a violation of the provisions of the Code, or of any such related Procedures has occurred. The Compliance Officer will monitor personal investment activity by "access persons" (as defined in the Procedures adopted hereunder), both before and after any trade occurs and will prepare periodic and annual reports, conduct education seminars and obtain annual employee certifications as deemed appropriate. In the event of a finding that a violation has occurred, the Compliance Officer shall take such action as it deems appropriate, which may include recommendations to the Boards of Directors of the Adviser or Gintel & Co. on the imposition of sanctions or initiation of disgorgement proceedings. The Compliance Officer shall also make recommendations and submit reports to the Board of Trustees of the Fund.

III.  Procedures Adopted Under the Code

            From time to time, the Compliance Officer shall adopt Procedures to carry out the intent of the Code. Such Procedures are hereby incorporated into the Code and are made a part of the Code. Therefore, a violation of the Procedures shall be deemed a violation of the Code itself.

IV.   Compliance with Governing Laws, Regulations and Procedures

      A. Each employee, director and partner of the Adviser and Gintel & Co. shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her activities as an employee, director or partner of the Adviser and Gintel & Co.

      B. Except in the ordinary course of assigned duties, employees shall not disclose to any non-employee information concerning particular securities that are held or being considered for purchase or sale by client accounts, any information concerning client accounts or any other information deemed confidential by the Adviser or Gintel & Co.

      C. Each employee, director and partner of the Adviser and Gintel & Co. shall comply with all laws and regulations concerning insider trading and with the Policy Statement on Insider Trading (see Exhibit A). Trading on or communicating material non-public information, or "inside information", of any

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            sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

      D. Each employee, director and partner shall comply with the procedures and guidelines established by the Adviser and Gintel & Co. to ensure compliance with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations. No employee shall knowingly participate in, assist, or condone any act in violation of any statute or regulation governing the Adviser and Gintel & Co. or any act that would violate any provision of this Code, or of the Procedures adopted hereunder.

      E. Each employee, director and partner shall have and maintain knowledge of and shall comply strictly with the provisions of this Code and any Procedures adopted hereunder.

      F. Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his/her control, with a view to preventing any violation by such persons of applicable statutes or regulations, or the provisions of the Code, including the Policy Statement on Insider Trading or the Procedures adopted hereunder.

      G. Any employee encountering evidence that an act in violation of applicable statutes, regulations or provisions of the Code, including the Policy Statement on Insider Trading, or of any Procedures adopted hereunder has occurred shall immediately report such evidence to the Compliance Officer. Such action by the employee will remain confidential, unless the employee waives confidentiality or federal or state authorities compel disclosure. Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth below.

V.    Ethical Standards

      A. Employees shall conduct themselves in a manner consistent with the highest ethical and fiduciary standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest or the appearance of a conflict of interest with the Adviser, Gintel & Co. or its client accounts (as defined in the Procedures adopted hereunder), or which may be otherwise detrimental to the interests of the members of the Adviser, Gintel & Co. or its client accounts.(1)

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1 Conflicts of interest generally result from a situation in which an individual has a personal interest in a matter that is or may be competitive with his or her responsibilities to other persons or entities (such as the Adviser, Gintel & Co. or its client accounts) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between a client account on the one hand, and the Adviser or Gintel & Co. or their officers, directors, partners and employees, on the other hand, such conflict may result from the purchase or sale of securities for a client account and for the personal account of the individual

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      B.    Employees and directors shall act in a manner consistent with their fiduciary obligation to clients of the Adviser or Gintel & Co., and shall not deprive any client account of an investment opportunity in order to personally benefit from that opportunity.

      C. Each employee, in making an investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendation or action.

      D. Each employee and director shall not attempt to improperly influence for such person's personal benefit any investment strategy to be followed or investment action to be taken for client accounts.

      E. Each employee and director shall not improperly use for such person's personal benefit any knowledge, whether obtained through such person's relationship with the Adviser, Gintel & Co. or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken by the Adviser or Gintel & Co. for its client accounts.

      F. Employees and independent trustees shall not disclose any non-public information relating to a client account's portfolio or transactions or to the investment recommendations of the Adviser or Gintel & Co., nor shall any employee disclose any non-public information relating to the business or operations of the Adviser or Gintel & Co. unless properly authorized to do so.

      G. Each employee who is deemed to be an "Investment Person" as defined in the Procedures (or registered representative and/or principal of Gintel & Co.) shall not directly or indirectly acquire a beneficial interest in any securities in an initial public offering as defined in the Procedures.

      H. Each employee who is deemed to be an "Investment Person" as defined in the Procedures (or registered representative and/or principal of Gintel & Co.) shall not directly or indirectly acquire a beneficial interest in any securities in a limited offering as defined in the Procedures without pre-clearance of the transaction as described in the Procedures.

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involved or the account of any "affiliate" of such individual as such term is defined in the 1940 Act. Such conflict may also arise from the purchase or sale for a client account of securities in which an officer, director, partner or employee of the Adviser has an economic interest. [Moreover, such conflict may arise in connection with a vendor relationship in which such employee has a direct or indirect financial interest, family interest or other personal interest. To the extent of conflicts of interest arise between the Adviser or Gintel & Co. and a vendor, such conflicts must be resolved in a manner that is not disadvantageous to the Adviser or Gintel & Co. or its client accounts.] In any such case, potential or actual conflicts must be disclosed to the Adviser or Gintel & Co. and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner that is not disadvantageous to a client.

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      I.    All personal securities transactions by employees must be conducted consistent with this Code and the Procedures adopted hereunder, and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of such employee's position of trust and responsibility. Unless an exemption is available (as described in the Procedures) employees who are deemed to be "access persons" as defined in the Procedures adopted hereunder, shall pre-clear all transactions in securities in accordance with the Procedures adopted hereunder.

VI.   Sanctions

            Employees violating the provisions of the Code or any Procedures adopted hereunder may be subject to sanctions, which may include, among other things, restrictions on such person's personal securities transactions; a letter of admonition, education or formal censure; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action including disgorgement of profits.

VII.  Additional Disclosure

            This Code, including the Policy Statement on Insider Trading, and related Procedures under the Code cannot, and do not, cover every situation in which choices and decisions must be made. Because other company policies, practices and procedures (as well as good common sense) and good business judgment also apply, Employees should read and understand these documents thoroughly. They present important rules of conduct and operating controls for all employees. Employees are also expected to present questions to the attention of their supervisors and to the Compliance Officer (or designee) and to report suspected violations as set forth in these documents.

VIII. Policy Statement on Insider Trading

            The Policy Statement on Insider Trading is attached as Exhibit A hereto. Said Policy Statement applies to all employees and other persons associated with the Adviser, Gintel & Co. or the Fund.

                              Gintel Asset Management, Inc.

                              By:

                              ____________________________________


                              ____________________________________
                              Date


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                              Gintel & Co.

                              By:

                              ____________________________________


                              ____________________________________
                              Date


                              Gintel Fund

                              By:

                              ____________________________________


                              ____________________________________
                              Date

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